                               LICENSE AGREEMENT


     THIS License Agreement ("Agreement") is made as of February 20, 1996 (the "Effective Date") by and between FTP Software, Inc., a Massachusetts corporation ("FTP"), and Network Computing Device, Inc., a California corporation, and NCD Software Corporation, a California corporation and wholly-owned subsidiary of Network Computing Devices, Inc. (collectively "NCD").

                                   BACKGROUND

     NCD has assigned certain rights in the Mariner Product Line to FTP pursuant to a Asset Purchase Agreement between the parties. Under this Agreement, FTP licenses certain rights in the Mariner Product Line back to NCD, and NCD licenses to FTP certain rights in certain modules contained in the Mariner product that are derived from its Z-mail product.

     NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties hereto agree as follows:


I.     DEFINITIONS

     1.1 "AUTOPILOT PATENT APPLICATION" shall mean the patent application number 08/401-183, entitled "Integrated Network Access User Interface System and Method."

     1.2 "AUTOPILOT PATENT RIGHTS" shall mean any shall mean any and all rights in and to the AutoPilot Patent Application; any foreign counterparts of such application; any patents issuing on the foregoing application; any divisions, substitutions, re-examinations, and continuations thereof; and all reissues, renewals and extensions thereof. Continuations-in-part of the foregoing application and patents issuing on such continuations-in-part, patents of addition, and all reissues, renewals and extensions of such patents and patents of addition, shall also be within the AutoPilot Patent Rights, to the extent the same claim subject matter that was disclosed in the foregoing application or any foreign counterparts thereof.

     1.3 "BINARY CODE" shall mean that form of computer software suitable for direct execution by a computer without intervening steps of assembly or compilation.

     1.4 "BINARY SOFTWARE" shall mean the Mariner Product in Binary Code form only.

     1.5 "MARINER PRODUCT" shall have the meaning set forth for Products in the Asset Purchase Agreement among Network Computing Devices, Inc., NCD Software Corporation and FTP Software, Inc. of even date herewith.

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     1.6  "SOURCE CODE" shall mean that form of computer software suitable to be read and written by programmers and which must be converted to Binary Software prior to execution by a computer.

     1.7 "SOURCE SOFTWARE" shall mean the Source Code for the Mariner Product as it exists on the Effective Date, including both the commercially released version and work-in-process.

     1.8 "TERMINALS" shall mean a hardware device that does not execute a user accessible operating system and is lacking any practical use (except for device configuration and diagnostic functions) unless connected to a local or wide area network, excluding devices capable of running application programs stored on customary removable media, rotating storage, and the like.

     1.9 "Z-MAIL MODULES" shall mean those modules that are part of NCD's Z-mail product and identified in Schedule 2.1(a) of the Asset Purchase Agreement.

II.    GRANT

     2.1 LICENSE TO FTP. NCD grants to FTP a worldwide, royalty-free, non-exclusive, perpetual, irrevocable license, including the right to sublicense, to use, display, copy, modify, import, export, sell and distribute the Z-Mail Modules, and create derivative works based thereon.

     2.2 SOURCE CODE LICENSE TO NCD. FTP grants to NCD, a royalty-free, non-exclusive, perpetual, non-transferable (except as set forth in Section
          8.1 below), non-assignable (except as set forth in Section 8.1 below), worldwide license to use, display and modify the Source Software, and sell, distribute and sublicense derivative works thereof in Binary Code format only; provided that NCD may only use such rights and licenses in the following manner:

          2.2.1 Subject to Section 8.1, NCD may use such rights and license to develop derivative works of the Source Software and sell and distribute such derivative works in binary form only, and only if such software is bundled with a Terminal manufactured by or for NCD, NCD's parent, or any entity forty percent (40%) or more of which is owned by NCD (collectively "NCD or Affiliate") under the brand name of NCD or Affiliate or NCD's or Affiliate's customer, or any other product as to which FTP consents, which consent shall not be unreasonably withheld.

          2.2.2 NCD may embed the Source Software or derivative works thereof in other software applications developed by NCD, provided that:

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                    (a)  NCD shall not distribute any application in which more than twenty-five percent (25%) of the Source Software (as measured in lines of Source Code) or derivative works of more than twenty-five percent (25%) of the Source Software (as measured in lines of Source Code) is embedded;

                    (b) the Source Software or derivatives thereof comprises less than fifteen percent (15%) of the lines of Source Code in any application in which it is embedded; and

                    (c) NCD shall not use components of the Source Software that perform functionality covered by claims of the AutoPilot Patent Application.

          2.2.3 NCD may use the Source Software to create modified versions of the Binary Software provided by FTP in the event such Binary Software contains an error (as reasonably agreed by the parties) and FTP, after written notification by NCD, is unwilling to modify the Binary Code in a time frame reasonably acceptable to NCD; provided that NCD shall provide and assign the rights to all such modifications to FTP as soon as reasonably practical after completion thereof.

          2.2.4 Any time after the first anniversary of the Effective Date, and until the second anniversary of the Effective Date, NCD may remove the restrictions set forth in Section 2.2.1,
                    2.2.2 and 2.2.3 above for a one time payment of two million dollars ($2,000,000).

     2.3 BINARY CODE. FTP grants to NCD a perpetual, non-exclusive, world-wide, fully paid, license to use, publicly perform, publicly display, copy, sell and distribute, the Binary Software; provided that NCD shall be allowed to sell and distribute the Binary Software only if the Binary Software is bundled with NCD software that has significant added value. For the purposes of this Section 2.3 "significant added value" shall mean software that has a list price of at least fifty percent (50%) of the list price of the Mariner Product.

          2.3.1 FTP and NCD will use commercially reasonable efforts to reach agreement on specifications and a delivery schedule for APIs for the Binary Software. In the event the parties are unable to reach a reasonable agreement on the specifications or delivery schedule with respect to any item, FTP will hire an independent contractor to complete such work at FTP's offices. Such independent contractor shall promptly provide to NCD, at NCD's request, reports on the status of the work, including but not limited to reports on costs and expenses incurred to date, projections of costs and expenses for future work and estimates of the percentage of work completed. NCD, in NCD's sole discretion, upon ten (10) days written notice to FTP may decline to contribute its share of costs for such contractor and FTP may then terminate the engagement of the contractor or fund the development itself, in which case NCD shall have no further obligation for costs incurred after such ten (10) day period and FTP shall have no further obligation to complete such work. NCD shall be responsible for all costs and expenses related to such work; provided that FTP will reimburse NCD for fifty percent (50%) of such costs and expenses, up to a maximum of twenty-five thousand dollars ($25,000). In the event the parties reach agreement on the specifications and delivery schedule and FTP advises NCD that it will be unable to meet such specifications (unless it is unfeasible to meet such specifications, or, if George
                    Cowsar and David Korn have not joined FTP (either as a consultant or employee) or are not at FTP six (6) months after the Effective Date, or will miss such delivery schedule by more than thirty (30) days, FTP will hire an independent contractor to complete such work and will be responsible for reasonable costs and expenses.

          2.3.2 FTP will use commercially reasonable efforts to deliver updated Binary Code to NCD in accordance with the specifications and delivery schedule agreed to by the parties in 2.3.1 above. Upon delivery, such updates shall become part of the Binary Software.

          2.3.3 During the 1996 calendar year, FTP will provide to NCD all bug fixes, error corrections, and enhancements developed by FTP, which FTP, in its sole discretion makes generally available to its other customers, which will become part of the Binary Software upon delivery, provided that FTP will in its sole discretion either:

                    a) Remove all segments of code that FTP does not have the right to license to NCD; provided that nothing shall obligate FTP to acquire such license for NCD; or

                    b) License to NCD a product that contains some or all third party technology licensed by FTP, at a reasonable price to be determined by FTP in its sole discretion. If NCD chooses not to obtain such a license, FTP shall provide an update as set forth in 2.3.3(b) above.

          2.3.4 During the 1996 calendar year, FTP will provide level three technical support (as standardly provided by FTP to its other OEM customers) to NCD for the Binary Software, however, NCD shall be solely responsible for providing customer support to its customers (at the level normally provided by FTP's OEM customers).

          2.3.5 NCD shall have no right to reverse assemble or decompile the Binary Software or updates thereto.

          2.3.6 FTP will offer technical support (at least at the level described in 2.3.4 above) and upgrades to NCD after 1996 at FTP's then current rates for so long as NCD purchases technical support without interruption.

     2.4  AUTOPILOT PATENT RIGHTS

          2.4.1 After the first anniversary of the Effective Date, FTP will grant to NCD a worldwide, fully-paid, royalty free, perpetual, irrevocable, non-exclusive license, with no right to sublicense, under the AutoPilot Patent Rights to use, make, have made, import, sell and distribute, products that are covered by a claim set forth in the AutoPilot Patent Application.

          2.4.2 NCD agrees that it will not develop, distribute or sell any software that is covered by a claim of the AutoPilot Patent Application before the first anniversary of the Effective Date, other than as permitted by the license granted under
                    Section 2.3 above.

          2.4.3 If FTP enters into an agreement with a third party, in which FTP licenses the third party under the AutoPilot Patent Rights, and where NCD has played a significant role in bringing the third party business opportunity to FTP's attention, then NCD shall be entitled to a fee equal to five percent (5%) of FTP's net revenues from such transaction.

III. CONSIDERATION.

     3.1 SOURCE LICENSE. In consideration of the rights and licenses granted to NCD in Section 2.2 above, NCD shall pay to FTP a license fee of one and one half million dollars ($1,500,000) on the Effective Date.

     3.2 BINARY LICENSE. In consideration of the rights and licenses granted to NCD in Section 2.3 above, NCD shall pay to FTP a license fee of one million dollars ($1,000,000) on the Effective Date.

IV.  REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION.

     4.1 NCD. NCD represents and warrants that: (i) the Z-Mail Modules do not infringe the copyright or trade secrets of any third party; (ii) to the best knowledge of NCD, the Z-Mail Modules do not infringe any third party patent or trademark; (iii) NCD has the right and authority to enter into this Agreement and grant the rights and licenses hereunder; (iv) NCD has not granted, and neither will grant in the future, any rights in the Z-Mail Modules that are inconsistent with the rights and licenses granted to FTP herein; and (v) NCD will not assert against FTP's use, manufacture or sale of products derived from the Z-mail modules any rights in any patent or patent application, the claims of which would cover the Z-Mail Modules and hereby licenses FTP the non-exclusive right under such patents to make, have made, use, import, export, distribute and sell such products but without any express, implied or statutory warranty of non-infringement.

     4.2 FTP. FTP represents and warrants that: (i) software and code provided by FTP to NCD pursuant to this Agreement, including but not limited to updates, bug fixes, error corrections, and enhancements, do not infringe the copyright or trade secrets of any third party, except to the extent that such infringement arises out of or results from software or code provided by NCD to FTP pursuant to this Agreement or the Asset Purchase Agreement; (ii) to the best knowledge of FTP, software and code provided by FTP to NCD pursuant to this Agreement, including but not limited to updates, bug fixes, error corrections, and enhancements, do not infringe any third party patent or trademark, except to the extent that such infringement arises out of or results from software or code provided by NCD to FTP pursuant to this Agreement or the Asset Purchase Agreement or specifications provided by NCD; (iii) it has the right and authority to enter into this Agreement and grant the rights and licenses hereunder; and (iv) FTP has not granted, and neither will grant in the future, any rights in the Source Software or Binary Software that are inconsistent with the rights and licenses granted to NCD herein.

     4.3 INDEMNIFICATION BY NCD. NCD agrees to defend, indemnify, and hold FTP harmless against any loss, liability, and expense (including reasonable attorneys' fees) arising from any breach of the representations and warranties set forth in Section 4.1 above. FTP agrees to provide NCD with (i) prompt written notice of such claim or action, (ii) control and authority over the defense or settlement of such claim or action, and (iii) proper and full information and reasonable assistance to defend and/or settle any such claim or action.

     4.4 INDEMNIFICATION BY FTP. FTP agrees to defend, indemnify, and hold NCD harmless against any loss, liability, and expense (including reasonable attorneys' fees arising from any breach of the representations and warranties set forth in Section 4.2 above. NCD agrees to provide FTP with (i) prompt written notice of such claim or action, (ii) control and authority over the defense or settlement of such claim or action, and (iii) proper and full information and reasonable assistance to defend and/or settle any such claim or action.

     4.5 DISCLAIMER. EXCEPT AS SET FORTH IN THIS AGREEMENT, THE SOURCE CODE, BINARY CODE AND Z-MAIL MODULES ARE PROVIDED "AS-IS". NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OTHER THAN THOSE EXPRESSLY STATED IN THIS AGREEMENT, AND SPECIFICALLY, OTHER THAN AS SET FORTH IN THIS SECTION 4, DISCLAIMS THE EXPRESS, STATUTORY OR IMPLIED WARRANTIES OF

          MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

V.     CONFIDENTIAL INFORMATION

     5.1 GENERAL. The parties may, from time to time, in connection with this Agreement, disclose to each other Confidential Information. "Confidential Information" shall mean any information disclosed in writing by a party to this Agreement to any of the other parties to this Agreement, and marked by the disclosing party with the legend "CONFIDENTIAL" or other similar legend sufficient to identify such information as confidential proprietary information of the disclosing party. Neither party shall use any Confidential Information of the other party except as expressly authorized under this Agreement, and each party will use best efforts to prevent the disclosure of the other party's Confidential Information to third parties; provided that the parties may disclose Confidential Information, with similar protections in place, to the extent reasonably necessary to exploit the rights and license granted to such party hereunder (including the rights to grant and authorize sublicenses); and provided further that the recipient party's obligations under this Article V shall not apply to Confidential Information that:

          5.1.1 is disclosed orally; provided, however, that the recipient party's obligations under this Article V shall apply to information disclosed orally if such information is confirmed in writing as "CONFIDENTIAL" by the disclosing party within thirty (30) days after disclosure thereof;

          5.1.2 is in the recipient party's possession at the time of disclosure thereof;

          5.1.3 is or later becomes part of the public domain through no fault of the recipient party;

          5.1.4 is received from a third party having no obligations of confidentiality to the disclosing party;

          5.1.5 is developed independently by the recipient party without reliance upon or use of the disclosing party's Confidential Information; or

          5.1.6 is required by law or regulation to be disclosed; provided, however, that the party subject to such disclosure requirement has provided written notice to the other party promptly to enable such other party to seek a protective order or otherwise prevent disclosure of such Confidential Information.

     5.2 SECURITY. NCD agrees to use the Source Software under carefully controlled conditions for the purposes set forth in this Agreement, and to inform all employees who are given access to the Source Software by NCD that such materials are confidential trade secrets of FTP and are licensed to NCD as such. NCD shall restrict access to the Source Software to those employees and Contractors of NCD who have agreed to be bound by a confidentiality obligation which incorporates the protections and restrictions substantially as set forth herein, and who have a need to know in order to carry out the purposes of this Agreement. NCD will either store the Source Software in a locked room or otherwise restrict access to such materials to persons specifically authorized by NCD and having a specific need to access such Source Software to perform their assigned tasks, provided that such safeguards shall in no event be less than reasonable or less than the industry standard. NCD agrees to make a reasonable effort to log access to the Source Software. Upon request by FTP, NCD shall provide FTP with the names of all individuals who have accessed such materials, and shall take all actions reasonably required to recover any such materials in the event of loss or misappropriation, or to otherwise prevent their unauthorized disclosure or use. NCD shall be fully responsible for the conduct of all its employees, Contractors, agents and representatives who may in any way breach this Agreement.

     5.3 INJUNCTIVE RELIEF. Each party acknowledges that any breach of any of its obligations under this Article V is likely to cause or threaten irreparable harm to the other party, and, accordingly, each party agrees that in such event the non-breaching party shall be entitled to seek equitable relief to protect its interests, including but not limited to, preliminary and permanent injunctive relief, as well as money damages.

VI.    TERM.

     6.1  TERM.     This Agreement shall commence on the Effective Date and
          remain in effect in perpetuity unless terminated under Section 6.2 below.

     6.2 TERMINATION. FTP may terminate this Agreement in full or in part upon: (A) thirty (30) days notice in the event of any material default in, or material breach of, any of the terms and conditions of Sections 2.2, 2.3 or 2.4 of this Agreement by NCD if such breach is not cured within such thirty (30) day period; (B) the commencement of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to NCD of its debts under any bankruptcy, insolvency, corporation or other similar law now or hereafter in effect, that authorizes the reorganization or liquidation of NCD or its debt or the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property; (C) NCD's consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it; or
          (D) NCD's making a general assignment for the benefit of creditors; or either party's becoming insolvent; or either party taking any corporate action to authorize any of the foregoing.

     6.3 SURVIVAL. Sections 2.1, 4, 5, 6, 7 and 8 shall survive any termination of this Agreement. Termination of NCD's rights shall not affect the rights of NCD's end user sublicenses rightfully sublicensed during the term hereof.

VII. LIMITATION ON LIABILITY

     UNDER NO CIRCUMSTANCES, OTHER THAN AS PROVIDED FOR IN SECTIONS 4.3, 4.4 AND 5 ABOVE, SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST DATA, LOST PROFITS, BUSINESS INTERRUPTION OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), INCLUDING WITHOUT LIMITATION, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS. NOTWITHSTANDING THE FOREGOING, THE MAXIMUM LIABILITY OF EITHER PARTY TO THE OTHER FOR DAMAGES, OTHER THAN UNDER SECTIONS 4.3, 4.4 AND 5, FOR ANY AND ALL OTHER CAUSES WHATSOEVER, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE LIMITED TO NET PURCHASE PRICE SET FORTH IN THE ASSET PURCHASE AGREEMENT.

VIII.       GENERAL

     8.1 ASSIGNMENT AND SUBLICENSING. NCD's licenses with respect to the Source Software and Binary Software granted under Sections 2.2 and 2.3 above may not be assigned or sublicensed to a third party except in connection with a merger, acquisition, sale of substantially all assets related to a product line, or other such similar transaction, provided that any such assignment during the first year after the Effective Date shall be subject to FTP's consent which shall not be unreasonably withheld. This Section 8.1 shall not limit NCD's sale or sublicense of NCD applications that contain less than five percent (5%) of the Source Software.

     8.2 PATENT MARKING. NCD agrees to mark permanently and legibly all products and associated documentation used or sold by NCD that are covered by the AutoPilot Patent Rights, with such patent notice as may be permitted or required under Title 35, United States Code.

     8.3 COMPLETE AGREEMENT. This Agreement, the exhibits attached hereto, and the Asset Purchase Agreement, constitute the entire understanding and only agreement between the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, representations, agreements, and understandings, written or oral, that the parties may have reached with respect to the subject matter hereof. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of each of the parties hereto.

     8.4 FORCE MAJEURE. In the event either party hereto is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots, storms, fires, or any other cause whatsoever beyond the reasonable control of the party, the party so prevented or delayed shall be excused from the performance of any such obligation to the extent and during the period of such prevention or delay.

     8.5 NOTICES. Any payment, notice or other communication this Agreement requires or permits either party to give must be in writing to the appropriate address given below, or to such other address as one party designates by written notice to the other party. The parties deem payment, notice or other communication to have been properly given and to be effective (a) on the date of delivery if delivered in person;
          (b) on the fourth day after mailing if mailed by first-class mail, postage paid; (c) on the second day after delivery to an overnight courier service such as Federal Express, if sent by such a service; or
          (d) upon confirmed transmission by facsimile. The parties' addresses are as follows:

          To NCD:

          Network Computing Device, Inc.
          350 N. Bernado Avenue
          Mountain View, CA 94043
          Fax:  (415) 961-7711
          Attn:  General Counsel

          Copy to:   Dennis C. Sullivan, Esq.
                     Gray, Cary, Ware & Freidenrich
                     400 Hamilton Avenue
                     Palo Alto, CA  94301
                     Fax:  (415) 327-3699

          To FTP:

          FTP Software, Inc.
          100 Brickstone Square, 5th Floor
          Andover, MA  01810
          Fax:  (508) 659-6162
          Attn:  General Counsel

     8.6 GOVERNING LAW. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without regard for any choice or conflict of laws rule or principle that would result in application of the domestic substantive law of any other jurisdiction, except that, with respect to matters of law concerning the internal corporate affairs of any party to this Agreement, the law of the jurisdiction of formation of such party shall govern; and provided further that all questions with respect to validity of any patents or patent applications shall be determined in accordance with the laws of the respective country in which such patents or patent applications shall have been granted or filed, as applicable.

     8.7 NO WAIVER. A waiver, express or implied, by either party of any right under this Agreement or of any failure to perform or breach hereof by the other party hereto shall not constitute or be deemed to be a waiver of any other right hereunder or of any other failure to perform or breach hereof by such other party, whether of a similar or dissimilar nature thereto.

     8.8 HEADINGS. Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

     8.9 SEVERABILITY. If any provision of this Agreement shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so reformable, so as not to affect the validity or enforceability of the remainder of this Agreement, provided that the reformation complies with the intent of the parties.

     8.10 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

Network Computing Devices, Inc. ("NCD")      FTP Software, Inc. ("FTP")


By:       /s/ JACK BRADLEY             By:     /S/ DOUGLAS F. FLOOD
   ----------------------------------     ----------------------------------

Name:    JACK BRADLEY                  Name:  DOUGLAS F. FLOOD
     --------------------------------       --------------------------------

Title:   CHIEF EXECUTIVE OFFICER       Title: SENIOR VICE PRESIDENT
      -------------------------------        -------------------------------


NCD Software Corporation

By:         /s/  JACK BRADLEY
   ----------------------------------

Name:     JACK BRADLEY
     --------------------------------

Title:    CHIEF EXECUTIVE OFFICER
      -------------------------------